For immediate release

             Global Green, Inc. Initiates Advanced Trial in Quest of
                               Salmonella-Free Egg

     FDA announced new regulation in effort to promote egg safety Tallahassee, Fla - August 8, 2012 - Global Green, Inc. (OTCBB:GOGC) announced today that the Company has initiated an advanced trial for its patented, exclusively-licensed vaccine, Salmogenics. The purpose of the study is to determine how long a chicken can be protected against Salmonella after it begins laying eggs. If a layer hen is not infected with the Salmonella bacteria, then neither the egg, nor the chick, when it hatches, will have Salmonella. There is a "timelined" vaccine effect that will be logged and sequenced during the study, beginning from a newly-hatched chicken, to the 18-20 weeks before the chicken becomes a layer hen, and, after that, until the end of the hen's productive life. Currently, Salmogenics has proven effective in helping to combat multiple strains of Salmonella in broilers, chickens produced for consumption. In the U.S. alone, The National Chicken Council reported in 2011 that 9 billion broiler chickens were produced. The Vaccine is currently in the final stage of the USDA approval process.

The most recent estimate by Global Industry Analysts predicts that the global market for eggs is estimated to reach 1,154 billion by the year 2015. Tests conducted through third parties have found that Salmogenics has been shown to significantly reduce Salmonella in the egg. Ongoing tests will be conducted to determine the efficacy of reducing Salmonella in egg-laying hens. By combining Salmogenics with the preventive measures that the USDA has mandated, management believes that Salmonella could potentially be reduced in the egg industry and that the vaccine's market potential could be expanded significantly.
On July 9, 2012, the Food and Drug Administration (FDA) announced a regulation expected to prevent approximately 79,000 cases of foodborne illness and associated deaths each year caused by consumption of eggs contaminated with the bacterium Salmonella enteritidis. The rule specifically addresses the presence of Salmonella in the shell of the eggs as the Salmonella bacteria can invade the egg through the shell after the egg is laid.

Salmogenics is injected directly into the egg, before the chick is hatched, improving the immune system, health and welfare of the chicken, and providing a healthier source of protein for humans in a cost effective manner. From the egg injected with Salmogenics, either a broiler or an egg laying hen is hatched. Once hatched, either of these would be expected to show a significant reduction in the presence of Salmonella or could essentially be Salmonella-free for a given period of time. The planned study would confirm how long the egg-laying hen would be protected from Salmonella, and if a "booster" injection would be required.

 "The new regulation as mandated by the FDA is an important step in the public health strategy. The facts show that Salmonella is a hazard we can and should address. Salmogenics shows great potential in becoming an essential tool for producing a "zero tolerance for Salmonella" egg. Global Green is excited about being part of the solution," commented Dr. Mehran Ghazvini, Chairman and CEO of Global Green.

According to the FDA, "egg-associated illness caused by Salmonella is a serious public health problem. Infected individuals may suffer mild to severe gastrointestinal illness, short term or chronic arthritis, or even death. Implementing the preventive measures would reduce the number of Salmonella enteritidis infections from eggs by nearly 60 percent." Global Green, Inc. is a green pharmaceutical company committed to identifying technology platforms and commercializing products that contain natural organisms that are not genetically modified, utilizing pharmaceutical standards. Salmogenics, the Company's flagship product, was developed by Nutritional Health Institute Laboratories, LLC, a research affiliate and majority shareholder. The vaccine is currently in the final stage of the USDA approval process. For more information, visit www.globalgreeninc.org.

Forward-Looking Statement

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with smaller reporting companies, including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:
Pam Lagano
plagano@globalgreeninc.org
727.480.3082